Exhibit 99.1

George Butler Joins Bionovo's Board of Directors

EMERYVILLE, Calif., March 13 /PRNewswire-FirstCall/ -- Bionovo, Inc. (Nasdaq: BNVI) announced today the appointment of George Butler, Ph.D., to the company's Board of Directors. Dr. Butler has extensive regulatory experience with pharmaceutical and biotech companies, and in particular in advancing cancer drug development and women's health.

"We are very excited to have George on board as we move into a new phase of the regulatory process with our advancing clinical trial programs," said Isaac Cohen, O.M.D., Bionovo's Chairman and CEO. He added, "George led the development of hormonal drugs for breast cancer as prior head of global regulatory affairs at Astra Zeneca, making him a perfect fit with our platform at Bionovo in women's health and cancer."

Dr. Butler says, "I believe the exciting pipeline of Bionovo will attract the interest of large Pharma in deals for the individual compounds or perhaps a larger deal for the entire oncology pipeline. What is truly special about Bionovo is their excellent batting average for bringing drugs through pre-clinical to clinical phase, which is almost unheard of in the industry."

Dr. Butler has 30 years of experience primarily in drug development and regulatory affairs in large pharmaceutical companies in the US and Europe. He has been one of the leaders driving improvement in the development and regulatory environment, and in speeding up the regulatory process at both the FDA and EMEA. His professional experience includes leadership roles at AstraZeneca and Novartis, where he headed the global Regulatory Affairs group. He has a long track record across several therapeutic areas of successful regulatory approvals. He has also played a leading role in discussions between the pharmaceutical industry and managed care and other healthcare 'payers.' He now serves on a variety of regulatory advisory groups, as well as several private company boards of directors.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Investors Relations
The Trout Group
Lauren Glaser
Tel: 415.392.3310
lglaser@troutgroup.com